THIS AGREEMENT made as of the 20 day of December, 1999 and effective as of February 16, 2000.

BETWEEN:

Zi CORPORATION OF CANADA, INC., a body corporate, incorporated under the laws of the Province of Alberta (hereinafter called the "Corporation")

- and -

Weigen Qiu, an individual residing in the City of Calgary in the Province of Alberta (hereinafter called "Employee");

EMPLOYMENT AGREEMENT

WHEREAS:

A. the Corporation is desirous of engaging the management services and expertise of the Employee upon the terms, conditions and for the considerations as hereinafter set forth; and

B. the parties desire to enter into this Agreement to set forth their respective rights and obligations.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises, the mutual covenants and agreements herein contained and other good and valuable consideration, the parties hereto mutually covenant and agree as set forth herein.

ARTICLE 1.
CONTRACT FOR SERVICES

1.01 Subject to the earlier termination of this Agreement as hereinafter provided the Corporation hereby agrees to employ the services of the Employee on a full-time basis to provide services as Director, Technology Developmentof the Corporation in accordance with the terms and provisions hereof.

1.02 The Employee shall be responsible for and shall have such authority as is ordinarily consistent with the position of Director, Technology Development of the Corporation, with full power and authority to supervise and manage the business and affairs of the Corporation and such other matters as the directors may authorize except such matters and duties

as by law must be transacted or performed by the board of directors and/or the shareholders of the Corporation. All such authority of the Employee shall be subject to the power, direction and control of the board of directors of the Corporation.

1.03 Notwithstanding section 1.02 hereof, the Employee's services hereunder shall be provided on the basis of the following terms and conditions:

(a) the Employee's title shall be Director, Technology Development of the Corporation reporting to the Chief Technical Officer of the Corporation or such other person as may from time to time be designated by the President and/or Chief Executive Officer of the Corporation;

(b) the Employee shall faithfully, honestly and diligently serve the Corporation and cooperate with the Corporation and utilize maximum professional skill and care to ensure that all services rendered hereunder are to the satisfaction of the Corporation, acting reasonably, and shall provide any other services not specifically mentioned herein, but which by reason of his capability he knows or ought to know to be necessary to ensure that the best interests of the Corporation are maintained;

(c) subject to section 2.01 hereof, the Employee shall supervise, manage and direct the Technology Development affairs of the Corporation;

(d) the Employee shall assume, obey, implement and execute such duties, directions responsibilities, procedures, policies and lawful orders as may be determined or given by the board of directors or the President and/or Chief Executive Officer of the Corporation from time to time or such other person as may from time to time be designated by the President and/or Chief Executive Officer of the Corporation ;

(e) the Employee shall perform such duties and may exercise such powers as may from time to time be assigned to or vested in him by the by-laws of the Corporation. The Employer shall, from time to time, provide the Employee with a written list of the Employee's duties.; and

(f) the Employee will, when it is deemed by the Corporation to be beneficial, join in or participate with organizations, clubs, associations or groups that may provide good business contacts and learning facilities for the benefit of the Corporation provided, however, that the Corporation shall reimburse the Employee for all reasonable expenses incurred in connection therewith.

1.04 Subject to the terms of the Confidentiality and Non-Competition Agreement between the Employee and Zi Corporation and made as of January 28, 1997 and effective as of December 1, 1995, the Employee agrees to devote his full time and attention and use his best efforts to further the business and interests of the Corporation during the period of this Agreement to the exclusion of all other employment, business opportunities, consulting, investment or contracting.

1.05 It is acknowledged and agreed between the parties hereto that the services to be provided by the Employee hereunder are of such a nature that regular business hours may be impossible and that the Employee be required to perform services in excess of eight hours per day or five days per week. It is also anticipated that there will be certain evenings, Sundays and holidays during which the Employee may be required to provide services and that the services to be provided by the Employee are, *inter alia,* of a supervisory nature. The Employee therefore agrees that the consideration herein set forth shall be in full and complete satisfaction for his work and services to be provided hereunder, no matter when and how performed and the Employee releases the Corporation from any additional pay or compensation, whatsoever which he might have by reason of any existing or future legislation or otherwise.

1.06 The services to be carried out and performed by the Employee shall be carried out and performed in the City of Beijing, in the People's Republic of China or such other places as may be mutually agreed between the Employee and the Corporation.

ARTICLE 2.
TERM OF CONTRACT

Subject to earlier termination pursuant to the terms hereof, the term of this Agreement shall be 30.5 months commencing from the date hereof and pursuant Article 9 herein, the term of this Agreement shall commence effective as of February 16, 2000 and shall continue to and including August 31, 2002.

ARTICLE 3.
COMPENSATION

3.01 In consideration of the services to be provided by the Employee to the Corporation pursuant to Article 1 hereof, but subject to regulatory approval, the Corporation shall pay to the Employee an amount equal to sixty seven thousand two hudnred dollars in U.S. currency (US$ 67,200.00) dollars per annum (the "Annual Cash Remuneration"), payable in equal bi-monthly instalments on the 15th and last business day of each calendar month together with such bonuses and increments (based on review) as the board of directors of the Corporation, in their sole discretion, may from time to time determine.

The parties acknowledge that the Employee shall be granted stock options to purchase common shares in the capital of Zi Corporation, the indirect parent company of the Corporation, substantially upon the terms and conditions provided in the draft Stock Option Agreement appended hereto as Schedule "A".

3.03 The Employee shall be reimbursed for all reasonable expenses incurred by him in or about the execution of his services hereunder, including living expenses while absent from his city of residence, travel and meeting/entertainment expenses. All such expenses shall be verified by statements, receipts or other reasonable evidence satisfactory to the Corporation.

3.04 The Employee shall be entitled to continue to participate in all medical, dental and other health care, life insurance, group accident, long term disability, savings, profit sharing, share option, share purchase and any other benefit plans of whatsoever nature which the Corporation may provide from time to time.

3.05 The Employee may be granted a bonus, payable in cash or otherwise from time to time, as shall be determined in the sole discretion of the board of directors.

3.06 The Corporation shall be entitled to withhold and remit from such amounts payable hereunder as is required by law from time to time.

ARTICLE 4.
REVIEW OF COMPENSATION

4.01 The remuneration payable pursuant to section 3.01 hereof may be reviewed annually by the board of directors of the Corporation on or before the anniversary date hereof, at which time the board of directors shall consider such matters as it may consider relevant and shall determine, in its absolute discretion, whether to increase the annual remuneration payable by the Corporation to the Employee hereunder, provided always however, that the remuneration payable to the Employee pursuant to Article 3 hereof shall not, as a result of such review, be reduced.

ARTICLE 5.
INCAPACITY

5.01 The Employee shall be entitled to reasonable time from his services, without loss of compensation, due to sickness or illness or other incapacity.

5.02 In the event the Employee is insured either personally or through the Corporation or through a group plan provided by the Corporation for loss of income as a result of disability and the Employee receives compensation or disability income pursuant thereto, then the amount of remuneration which the Employee is otherwise entitled to receive hereunder during the period of illness or incapacity shall be reduced by the amount of compensation or disability income paid by such insurer to the Employee and the Employee covenants and agrees that he shall immediately advise the Corporation from time to time of the receipt of any such disability income paid by such insurer to the Employee.

ARTICLE 6.
CONFIDENTIALITY AND NON-COMPETITION

6.01 The Employee acknowledges the existence of that certain Confidentiality and Non-Competition Agreement between the Employee and Zi Corporation and made as of January 28, 1997 and effective as of December 1, 1995.

ARTICLE 7.
VACATION

7.01 During the term hereof, the Employee shall be entitled to three weeks paid vacation in each calendar year hereof or such other period as shall be determined by the board of directors.

ARTICLE 8.
NON-ASSIGNABILITY

8.01 This Agreement and all other rights, benefits, and privileges herein conferred are personal to the Employee and accordingly may not be assigned by the Employee. At any time or from time to time, this Agreement may be assigned by the Employer to any of the Employer's affiliates.

ARTICLE 9.
TERMINATION

9.01 This Agreement shall be terminated prior to the end of the term specified in section 2.01 hereof upon the occurrence of any one of the following events:

(a) the death of the Employee, at which time the Corporation shall have no further obligation to the Employee under this Agreement;

(b) the Employee becoming bankrupt or making an assignment for the benefit of creditors in general, at which time the Corporation shall have no further obligation to the Employee under this Agreement;

(c) 60 days written notice by the Employee of his intention to terminate this Agreement, at which time the Corporation shall have no further obligation to the Employee under this Agreement;

(d) incapacity due to illness, disability or injury to the Employee that renders the Employee unable to perform his duties for a period of longer than six consecutive months and, as of such date of termination, the Corporation shall have no further obligation to the Employee under this Agreement;

(e) termination of this Agreement without notice by the Corporation for cause, and as of such date of termination, the Corporation shall have no further obligation to the Employee under this Agreement ("cause" shall mean any of the following and without limiting its meaning at common law, breach by the Employee of any of the covenants or terms of this Agreement and Schedule A hereto; the Employee's failure to perform adequately his employment duties; violation by the Employee of any Corporation policy that may be issued from time to time, including but not

limited to policies concerning harassment and other workplace conduct; the criminal conviction of the Employee).

9.02 If as a result of a merger, takeover, amalgamation, sale of all or substantially all of the assets, there is a change of control of the Corporation then the Employee shall be given notice of such event or events and shall within 30 days after receipt of such notice, advise the Corporation in writing as to one of the following:

(a) the Employee may advise the Corporation in writing to the effect that he shall continue to remain in the services of the Corporation and the terms of this agreement shall remain in full force and effect; or

(b) the Employee shall advise the Corporation that he desires to terminate this agreement, in accordance with the provisions of paragraph 9.01(c) hereof.

ARTICLE 10.
NOTICES

10.01 All notice required or allowed to be given under this agreement shall be made either personally or by mailing same by prepaid registered post, addressed as hereinafter set forth or to such other address as may be designated from time to time by such party in writing, and any notice mailed as aforesaid shall be deemed to have been received by the addressees thereof on the fifth business day following the day of mailing:

Zi CORPORATION OF CANADA, INC.
Suite 300, 500 – 4th Avenue S.W.
Calgary, Alberta
T2P 2V6

Weigen Qiu
#5 2720 Brentwood Blvd. NW
Calgary, Alberta
T2L 1J4

Any party may from time to time change its address for service hereunder by written notice to the other parties. Any notice may be served by hand delivery or by mailing same by prepaid, registered post, in a properly addressed envelope, addressed to the party to whom the notice is to be given at its address for service hereunder.

ARTICLE 11.
SEVERABILITY

11.01 Each provision of this Agreement is declared to constitute a separate and distinct covenant and to be severable from all other such separate and distinct covenants. Without limiting the foregoing, each provision contained in Schedule A hereof are declared to constitute a separate and distinct covenant in respect of each capacity and each activity specified in Schedule A, and to be severable from all other such separate and distinct covenants. If any of the capacities, activities, or periods specified in Schedule A, are considered by a court of competent jurisdiction as being unreasonable, the parties hereto agree that the said court will have authority to limit such capacities, activities, periods or areas to such capacities, activities, periods or areas as the court deems proper in the circumstances.

11.02 If any covenant or provision herein is determined to be void or unenforceable in whole or in part, it will not be deemed to affect or impair the enforceability or validity of any other covenant or provision of this agreement or any part thereof.

ARTICLE 12.
RELIEF

12.01 The parties to this Agreement recognize that a breach by the Employee of any of the covenants herein contained would result in damages to the Corporation and that the Corporation could not adequately be compensated for such damages by monetary award. Accordingly, the Employee agrees that in the event of any such breach, in addition to all other remedies available to the Corporation at law or in equity, the Corporation will be entitled as a matter of right to apply to a court of competent equitable jurisdiction for relief by way of restraining order, injunction decree or otherwise, as may be appropriate to ensure compliance with the provisions of this agreement.

ARTICLE 13.
WAIVER

13.01 The parties agree that all restrictions in this agreement are necessary and fundamental to the protection of the Corporation and are reasonable and valid, and all defences to the strict enforcement thereof by the Corporation are hereby waived by the Employee.

ARTICLE 14.
GENERAL

14.01 The parties hereto agree that they have expressed herein their entire understanding and agreement concerning the subject matter of this Agreement and it is expressly agreed that no implied covenant, condition, term or reservation or prior representation or warranty shall be read into this agreement relating to or concerning the subject matter hereof or any matter or operation provided for herein.

14.02 The provisions of this agreement will enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Employee and the successors and assigns of the Corporation respectively.

14.03 Wherever the singular or masculine or neuter is used in this agreement, the same shall be construed as meaning the plural or feminine or body politic or corporate and vice versa where the context of the parties hereto so require.

14.04 Time is of the essence hereof.

14.05 This Agreement shall be construed and interpreted in accordance with the laws of the Province of Alberta and Canada and each of the parties hereto hereby irrevocably attorns to the jurisdiction of the Courts of such province.

ARTICLE 15.
OFFICE PROPERTY

15.01 The Employee is responsible for the security of any Corporation assets in his possession. If loss or damage to these assets is as a result of negligence for the care and security of the assets, the Employee may be held responsible for repair or replacement.

ARTICLE 16.
SPECIAL TERMS

16.01 The Corporation will be responsible for the direct payment of the school fees at any school in Beijing, China for Employee's son. These school fees shall not exceed US $20,000.00 annually.

16.02 The Corporation shall provide the Employee a living allowance up to Two Thousand and five hundred (US$2,500) dollars (US currency) per month, upon proof of payment by Employee satisfactory to the Corporation.

16.03 The Corporation will be responsible for the payment of reasonable moving expenses for the Employee and his immediate family to Beijing, China from Calgary, Alberta.

[THIS SPACE INTENTIONALLY LEFT BLANK]

16.04 Upon the termination of this Agreement, the Corporation will be responsible for the payment of reasonable moving expenses for the Employee and his immediate family from Beijing, China to Calgary, Alberta in all circumstances except if the Employee has terminated this Agreement under subsection 9.01(c) or if the Employer has terminated this Agreement under subsection 9.01(e).

IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the date and year first above written.

Zi CORPORATION OF CANADA, INC.

per: ______________________

Date: December 20, 1999

SIGNED, SEALED AND DELIVERED in the presence of:

Yean Chan
____
Witness to the signature of the Employee

Date: December 20, 1999.

Weigen Qiu
____
Weigen Qiu

SCHEDULE "A"

THE FOLLOWING SIX (6) PAGE DOCUMENT ENTITLED

STOCK OPTION AGREEMENT BETWEEN WEIGEN QIU

AND ZI CORPORATION SHALL COMPRISE

SCHEDULE "A" TO THIS EMPLOYMENT AGREEMENT.

AMENDING AGREEMENT

THIS AGREEMENT made this 3rd day of November , 2001.

BETWEEN:

Zi CORPORATION, a body corporate, incorporated under the laws of the Province of Alberta (hereinafter called the "Corporation")

- and -

Weigen Qui, an individual residing in the City of Calgary in the Province of Alberta (hereinafter called "Employee");

WHEREAS:

A. The parties hereto are parties to an employment agreement (the "Employment Agreement") dated effective 16th day of February, 2000 whereby the Corporation employed the Employee;

B. The parties hereto wish to declare, confirm, consent and agree to certain amendments to the Employment Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises hereto and the covenants, agreements and considerations set forth in the Employment Agreement, the receipt and sufficiency of all such consideration being acknowledged, and the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1 Definitions

In this Agreement the definitions which are set forth in the Employment Agreement shall have the same meaning herein except where such agreement is inconsistent with the subject matter or context, and in addition:

(a) "Agreement" means this agreement and includes any agreement amending this agreement or any agreement or instruments which is supplemental or ancillary thereof, and the expressions "above", "below", "herein", "hereto", "hereof" are similar expressions referred to this Agreement; and

(b) "Employment Agreement" means the Employment Agreement, dated effective February 16, 2000, as amended, between the Corporation and Weigen Qui.

(c) "Effective Date" shall mean November 3, 2001.

1.2 Preamble

The parties confirm and ratify the matters which are contained and referred to in the preamble of this Agreement and agree that they are expressly incorporated into and form part of this Agreement.

ARTICLE 2
AMENDMENTS TO EMPLOYMENT AGREEMENT

2.1 Paragraph 1.03 shall be amended by replacing "reporting to the Chief Technical Officer" with "reporting to the Vice President, Research and Development".

2.2 Section 2 of the Employment Agreement shall be amended by removing the end date of the Agreement.

2.3 Paragraph 3.01 shall be amended by changing "the Corporation shall pay to the Employee and amount equal to sixty seven thousand two hundred dollars in US currency (US$67,200) dollars per annum" to "the Corporation shall pay to the Employee and amount equal to one hundred and five thousand dollars in CDN currency (CDN$105,000) dollars per annum".

2.4 Paragraph 4.01 of the Employment Agreement shall be amended. The new compensation review cycle will be annually in January commencing in January 2003.

2.5 Article 16: Special Terms will be amended as per the following.

2.5.1 Paragraph 16.01 will be removed.

2.5.2 Paragraph 16.02 will be removed.

2.5.3 Paragraph 16.03 will be amended to include a one time payment equal to one month's salary (CDN$8,750.00) for miscellaneous moving expenses incurred as a result of relocating from Beijing to Calgary.

ARTICLE 3
MISCELLANEOUS

3.2 Subject to this amending agreement, the Employee Agreement is herby ratified and confirmed and, as amended by this agreement, continues in full force and effect.

3.3 For greater certainty, the Confidentiality and Non-Competition Agreement shall not be affected by this agreement.

3.3 This agreement shall be effective as of the Effective Date.

IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the date first above written.

ZI CORPORATION

Per:____________________________

George Tai, Chief Operating Officer

____________________________ ____________________________

Witness as to the signature of Weigen Qiu